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                                                                    EXHIBIT 10.3


                               [DIGEX LETTERHEAD]



April 10, 2001



George Kerns
7 Babe Ruth Drive
Sudbury, MA 01776

Dear George:

We are pleased to offer you the position of Senior Vice President of Operations, reporting to Mark Shull, CEO and President. This position is a regular full time position located in Beltsville, MD. We hope that you will be able to join us on or about April 30, 2001.

BASE SALARY
Your annual base salary will be $250,000 (based on 52 weeks of service). Salaries are reviewed annually, and increases are granted in accordance with Company policy.

INCENTIVE COMPENSATION PLAN
You will be eligible to participate in Digex's Executive Management Incentive Compensation Plan. In this position, you will be eligible for a bonus of 60% of your base salary. The incentive will be prorated on the base pay received during the current fiscal calendar year. This incentive opportunity is contingent upon the achievement of corporate and individual objectives as determined by your management.

STOCKS
This offer includes a stock option grant of 250,000 shares contingent upon approval by the Compensation Committee of the Board of Directors. Details will be provided in your Grant Agreement upon approval by the Board of Directors. The option will be issued pursuant to the Company's long-term Incentive Plan and will be subject to all the terms and conditions of that plan, except that the grant is not eligible for accelerated vesting in connection with the pending WorldCom-Intermedia transaction.

BENEFITS
As an employee of Digex you will be entitled to all employee benefits: Medical insurance, medical and prescription drug card, dental insurance, short and long-term disability, life insurance, 401(k) plan, educational reimbursement, holidays, sick leave, vacation time, military leave, bereavement leave, voting time off and jury duty leave. Your medical benefits will be effective the first day of the month following your start of employment. An outline of these benefits is attached. Should you have any benefit questions, please contact Ms. Amy Kriner, Senior Human Resources Generalist, 240-264-2393.

EMPLOYMENT SCREENING
As a condition of employment, you will be required to successfully complete a simple background check. Enclosed with the offer package are the forms and instructions necessary to complete this process. Your employment with Digex is contingent upon successfully completing this process within 15 business days of your start date. Failure to complete the process or unsatisfactory results will result in termination. During the course of your tenure with Digex, additional checks and screenings may be required according to company policies and client contracts. Please fax the authorization form with your offer acceptance to 240-264-2666.

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GEORGE KERNS
PAGE 2
APRIL 10, 2001


SEVERANCE
Upon termination for reason other than "cause", you will be entitled to receive the equivalent amount of your base pay and medical and dental benefits for a 12-month period. Cause shall be defined as your (i) willful and continued failure to substantially perform duties reasonably assigned consistent with your position as Senior Vice President of Operations (other than any failures resulting from physical or mental illness or death); (ii) continuing failure to perform or discharge the duties of Senior Vice President of Operations assigned to you by the Chief Executive Officer, if such failure to perform or discharge your duties continues for a period of thirty (30) days after written notice to you detailing such failure; or (iii) conviction of a felony that adversely affects the business and/or reputation of Digex. It is understood that this definition of Cause shall be applicable to any "change of control" provisions as contained in the Stock Option Agreement.

RELOCATION
To facilitate your transition to Digex, we are pleased to offer you relocation assistance Plan 1-H.

All relocation and temporary living expense payments will be forgiven over a 12-month period, at a rate of 1/12 per month, commencing on your hire date. Voluntary separation prior to the completion of this 12-month period will create a debt to the Company for expenses incurred that exceed the forgiven amount. Please contact Reauchean Best at 240-264-2444 to discuss the administration of your relocation program through Prudential Relocation.

This offer is contingent on the following:

o Your acknowledgement and execution of our "Conflict of Interest & Disclosure of Confidential Information" and "Confidential Information, Invention, and Non-Competition Agreement", which will be reviewed and authorized by you and a company representative.
o Proof that you are legally authorized to work in the United States per Immigration Reform Act of 1986 (see attachment A).
o That you will be joining the organization no later than 30 days from your acceptance.
o  Completion of the enclosed employment application.
o  Completion of satisfactory reference checks.

Kindly acknowledge your acceptance of this offer by signing and dating the enclosed copy of this letter and returning it to me by April 10, 2001. If we do not receive your acceptance of this offer by the close of business on the above date, this offer will be withdrawn without further liability of either party to the other.

On your first day of employment we will arrange for you to participate in New Hire Orientation to ensure timely processing of your employee documents, benefit coverage and security access. A representative from Human Resources will arrange a meeting in your office to conduct the orientation.

Please bring with you the documents required:
o I-9 identification in accordance with Employment Eligibility Verification Form (enclosed)
o  A voided check for Direct Deposit and
o Signed copy of "Employee Agreement Regarding Intellectual Property and Proprietary Information"
o  Enclosed new hire packet


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GEORGE KERNS
PAGE 3
APRIL 10, 2001


If you have any questions or need additional information, please feel free to Amy Kriner, Senior Human Resources Generalist at (240) 264-2393 or fax at (240) 264-2666. I am looking forward to your joining the Digex Team and feel it will be a mutually beneficial relationship. I wish you success in the continuation of your career with Digex.

Sincerely yours,

/s/ MARK SHULL

Mark Shull
CEO and President, Digex

cc:   H. Weizmann

Encl.


/s/ George Kerns                        04/13/01      04/30/01
-----------------------------          ----------     -------------
Accepted: George Kerns                 Date:          Start Date: